ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         BP CLOTHING LLC, AS THE BUYER,

                                       AND

   ADAMSON APPAREL, INC. AND BP CLOTHING COMPANY, INC., AS THE SELLER PARTIES















                          DATED AS OF DECEMBER 18, 2003

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                                TABLE OF CONTENTS

                                                                            PAGE

393525-10
ARTICLE 1.        SALE AND TRANSFER OF ASSETS..................................1
   1.1.   Acquired Assets......................................................1
   1.2.   Excluded Assets......................................................2
   1.3.   Non-Assignment of Certain Property...................................3
   1.4.   Other Businesses of the Seller Parties...............................4
ARTICLE 2.        ASSUMPTION OF OBLIGATIONS....................................4
   2.1.   Assumption of Certain Liabilities....................................4
   2.2.   Liabilities Not Assumed..............................................4
ARTICLE 3.        CONSIDERATION................................................4
   3.1.   Closing Payments.....................................................4
   3.2.   Post-Closing Payments................................................5
   3.3.   Post-Closing Adjustments.............................................5
   3.4.   Net Sales Percentage.................................................6
   3.5.   Premises.............................................................7
ARTICLE 4.        CLOSING......................................................8
   4.1.   Closing..............................................................8
   4.2.   Deliveries at Closing................................................8
   4.3.   Allocation of Consideration..........................................8
ARTICLE 5.        REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES.........8
   5.1.   Organization; Authority..............................................8
   5.2.   Corporate Approval; Binding Effect...................................9
   5.3.   Non-Contravention....................................................9
   5.4.   Trademarks, Patents, Etc.............................................9
   5.5.   Consents; Transferability of Licenses, Etc...........................9
   5.6.   Certain Financial Information.......................................10
   5.7.   Absence of Certain Changes and Events...............................10
   5.8.   Liabilities.........................................................10
   5.9.   Litigation, etc.....................................................11
   5.10.  Conformity to Law...................................................11
   5.11.  Title to Properties.................................................11
   5.12.  Contracts...........................................................12
   5.13.  Potential Conflicts of Interest.....................................13
   5.14.  Inventory...........................................................13
   5.15.  Books of Account; Records...........................................13
   5.16.  Subsidiaries........................................................13
   5.17.  Accounts Payable....................................................13
   5.18.  Broker..............................................................13
ARTICLE 6.        REPRESENTATIONS AND WARRANTIES OF THE BUYER.................13
   6.1.  Organization of the Buyer; Authority.................................13
   6.2.  Corporate Approval; Binding Effect...................................14
   6.3.  Non-Contravention....................................................14


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                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

   6.4.  Governmental Consents................................................14
   6.5.  Broker...............................................................14
   6.6.  Financing............................................................14
ARTICLE 7.        COVENANTS...................................................15
   7.1.  Access to Records, Etc...............................................15
   7.2.  Payment of Supplies, etc.............................................15
   7.3.  Covenant Against Hiring..............................................15
   7.4.  Confidentiality......................................................16
   7.5.  Expenses.............................................................16
   7.6.  Public Announcements.................................................16
   7.7.  Use of Name, etc.....................................................16
   7.8.  Name Change..........................................................16
   7.9.  Further Assurances...................................................16
   7.10.  Tax Treatment.......................................................17
ARTICLE 8.        CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS.............18
   8.1.  Representations and Warranties True at Closing.......................18
   8.2.  Compliance with Agreement............................................18
   8.3.  No Litigation........................................................18
   8.4.  Opinion of Counsel...................................................18
   8.5.  Governmental Approvals...............................................18
   8.6.  Consents.............................................................18
   8.7.  License..............................................................18
   8.8.  Release of Liens.....................................................18
   8.9.  Financing............................................................18
   8.10.  Bill of Sale........................................................18
   8.11.  No Material Adverse Change..........................................18
   8.12.  Certificate of Amendment............................................19
   8.13.  Proceedings and Documents Satisfactory..............................19
   8.14.  Aris Guaranty.......................................................19
ARTICLE 9.        CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER PARTIES...19
   9.1.  Representations and Warranties True at Closing.......................19
   9.2.  Compliance with Agreement............................................19
   9.3.  No Litigation........................................................19
   9.4.  Governmental Approvals...............................................19
   9.5.  Consents.............................................................19
   9.6.  Note.................................................................19
   9.7.  Proceedings and Documents Satisfactory...............................19
   9.8.  Payment..............................................................20
   9.9.  License..............................................................20
ARTICLE 10.       INDEMNIFICATION.............................................20
   10.1.  Indemnity by the Seller Parties.....................................20


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                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE

   10.2.  Indemnity by the Buyer..............................................20
   10.3.  Claims..............................................................20
   10.4.  Method and Manner of Paying Claims..................................22
   10.5.  The Buyer's Right of Offset.........................................22
   10.6.  Survival of Representations and Warranties..........................22
ARTICLE 11.       TERMINATION.................................................23
   11.1.  Termination.........................................................23
   11.2.  Notice of Termination...............................................23
   11.3.  Effect of Termination...............................................23
ARTICLE 12.       GENERAL.....................................................23
   12.1.  Notices.............................................................23
   12.2.  Entire Agreement....................................................24
   12.3.  Governing Law; Jurisdiction.........................................24
   12.4.  Sections and Section Headings.......................................25
   12.5.  Assigns.............................................................25
   12.6.  Severability........................................................25
   12.7.  No Implied Rights or Remedies.......................................25
   12.8.  Counterparts........................................................25
   12.9.  Satisfaction of Conditions Precedent................................25
ARTICLE 13.       CERTAIN DEFINITIONS.........................................25


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                            ASSET PURCHASE AGREEMENT
                            ------------------------


      THIS ASSET PURCHASE AGREEMENT is entered into as of the 18th day of December, 2003 by and among BP Clothing LLC, a Delaware limited liability company (the "Buyer"), Adamson Apparel, Inc., a Delaware corporation ("Adamson"), and BP Clothing Company, Inc., a New York corporation ("BP," and, together with Adamson, the "Seller Parties").

      WHEREAS, the Seller Parties are engaged in the manufacture, distribution and/or sale of a line of clothing and related accessories to such line of clothing pursuant to that certain License Agreement by and between Phat Fashions LLC ("Licensor") and BP, dated as of July 1, 1999, substantially in the form of EXHIBIT A hereto (the "License Agreement," and, such business, the "Business"), and desire to sell the Business on certain terms and conditions set forth herein;

      WHEREAS, the Buyer desires to purchase and the Seller Parties desire to sell substantially all of the operating assets of the Seller Parties relating exclusively to the Business on the terms and subject to conditions set forth herein;

      WHEREAS, in connection with such transaction Licensor and BP shall terminate the License Agreement and Licensor shall enter into a new License Agreement (the "New License") with the Buyer; and

      WHEREAS, the Buyer and the Seller Parties have agreed upon an allocation of the Consideration (as defined below) among the assets of the Seller Parties relating to the Business;

      NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer and the Seller Parties hereby agree as follows:

      ARTICLE 1. SALE AND TRANSFER OF ASSETS.

      1.1 ACQUIRED ASSETS. Subject to the terms and conditions set forth herein, including, without limitation, satisfaction or waiver of the conditions set forth in Sections 8 and 9 hereof, at the Closing (as defined in Section 4 hereof), the Seller Parties shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, all of the Seller Parties' right and title to and interest in and to the business, rights, claims and assets (of every kind, nature and description, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) exclusively used in connection with the Business (other than the Excluded Assets specified in Section 1.2) (the "Acquired Assets"), free and clear of any and all liens, security interests, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, material defects as to title or restrictions against the transfer or assignment thereof and encumbrances of any kind (collectively, "Encumbrances"). Nothing contained herein shall require the physical delivery of any Acquired Assets. The Acquired Assets shall include, without limitation, all of the Seller Parties' right, title and interest in and to the following assets:

            (a) All trademarks, domain names, websites, trade dress, logos, trade secrets, copyrights, designs, technical information, know-how, processes, customer lists, and other agreements related to the Business and the License Agreement, as well as accounting and related software, used in the operation of the Business, all as described on SCHEDULE 1.1(A) hereto (and all claims for infringement of any intellectual property and intangible rights relating thereto) (the "Intangibles"); and

            (b) All usable and saleable inventories of materials, work-in-process, finished goods and supplies, relating to the Business, whether on the premises of any of the Seller Parties, on the premises of others or in transit (the "Inventory"), and the inventory listed on Schedule 1.1(b)(i) (the "Fabric Inventory"), other than such inventory identified thereon as excluded (the "Excluded Fabric Inventory") and the trim inventory listed on Schedule 1.1(b)(ii) (the "Trim Inventory," and together with the Fabric Inventory, the "Other Inventory");

            (c) All machinery, equipment, tooling, parts, furniture, supplies and other tangible personal property of the Seller Parties used in the Business (the "Personal Property"), including, without limitation, all Personal Property located at 6000 Sheila Street, Commerce, CA 90068 and all computers used in the Business, and certain property located at 1466 Broadway, New York, New York, all as described on SCHEDULE 1.1(C);

            (d) All of the Seller Parties' rights under Contracts (as defined in Section 5.12 hereof), including, without limitation, the Contracts listed on
SCHEDULE 1.1(D);

            (e) All franchises, licenses, patents, permits, consents, authorizations, approvals and certificates of any Governmental Authority (as hereinafter defined) used in connection with and/or necessary to the operation of the Business, to the extent the same are transferable (the "Permits") including, without limitation, the Permits listed on SCHEDULE L.L(E); and

            (f) All books of account, customer lists, client lists, employee lists, files, papers, records and telephone numbers used in conducting the Business.

      1.2. EXCLUDED ASSETS. Subject to the provisions herein, the assets listed in this Section 1.2 are being retained by the Seller Parties (the "Excluded Assets"):

            (a) all of the Seller Parties' accounts receivable, cash, commercial paper and cash equivalents, on hand or in bank accounts, including, without limitation, all accounts receivable and tax refunds whether or not relating to or arising out of the operation of the Business (the "Receivables"), including, without limitation, the Receivables listed on SCHEDULE 1.2(A);

            (b) any and all fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials, molds, dies and other personal property of the Seller Parties not related to the Business;

            (c) all corporate minute books, stock records, tax returns, financial records (including, without limitation, checkbooks, books of original entry and bank statements) and

                                       2
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supporting materials of the Seller Parties not related to the Business for all periods, all of which shall be subject to the Buyer's right to inspect and copy;

            (d) all insurance policies, including, without limitation, all refunds of unearned insurance premiums and claims and rights to payments under such policies;

            (e) all claims, causes of and choses in action of any sort that Seller Parties may have, including, without limitation, under any of the Seller Parties' insurance policies, against any of the officers, directors and/or shareholders of any of the Seller Parties and/or the parents, spouses and lineal descendants of any such persons;

            (f) rights of set-off, counterclaim and/or recoupment respecting any liabilities or obligations of the Seller Parties not included within the Assumed Liabilities (as hereinafter defined);

            (g)   the Consideration (as hereinafter defined);

            (h)   all leased assets; and

            (i) all other inventories of any kind whatsoever (including, without limitation, materials, work-in-process, finished goods and supplies), regardless of location, not relating to the Business, including the Excluded Fabric Inventory (the "Excluded Inventory");

            (j) all proceeds, products, income, payments and distributions arising from or relating to any Excluded Assets;

            (k) credit support, credit enhancement, and other supporting obligations that have been provided by third parties with respect to the Excluded Assets; and

            (l) rights and causes of action against account debtors and other obligors, including interest and fees payable, in respect of any Receivable or any other Excluded Asset.

      1.3. NON-ASSIGNMENT OF CERTAIN PROPERTY. To the extent that the assignment hereunder of any of the Intangibles (other than the License Agreement), Permits or Contracts would require the consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, the Seller Parties shall use their best efforts to obtain the consents of any such other party to an assignment to the Buyer. If such consent is not obtained, the Seller Parties shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer the full benefits of any such Intangibles, Permit, Personal Property Lease or Contract including, without limitation, enforcement, for the account and benefit of the Buyer, of any and all rights of the Seller Parties against any other person with respect to any such Intangibles, Permit, Personal Property Lease or Contract.

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      1.4.  OTHER BUSINESSES OF THE SELLER PARTIES. For the avoidance of doubt, the term "Business" shall exclude any business of the Seller Parties other than those activities included in the definition of "Business" in the preamble to this Agreement. The Seller Parties are not selling and the Buyer is not purchasing, pursuant to this Agreement, and the term "Acquired Assets" shall not include, without limitation, any of the Seller Parties' assets not specifically related to the Business.

      ARTICLE 2. ASSUMPTION OF OBLIGATIONS.

      2.1 ASSUMPTION OF CERTAIN LIABILITIES. The Buyer is assuming only the following liabilities and obligations of the Seller Parties, and the Buyer and the Seller Parties agree that there will be no other outstanding liabilities, to suppliers or otherwise, of the Business assumed by the Buyer, other than those listed in this Section 2.1:

            (a) All accounts payable due to inventory suppliers and manufacturers relating to Inventory being acquired which is in the possession or control of third parties on the Closing Date, as set forth on SCHEDULE 2.1(A) hereto, as of the date hereof (the "Inventory Payables"); and

            (b) Those liabilities and obligations arising under the Permits and the Contracts, but only to the extent that a Permit or Contract is included on SCHEDULES 1.1(D) or (E) and then only to the extent that such liabilities and obligations arise or are first required to be performed after the date hereof.

      The liabilities and obligations of Seller identified in subsections (a) and (b) of this Section 2.1 are hereinafter collectively referred to as the "Assumed Liabilities."

      2.2. LIABILITIES NOT ASSUMED. With the exception of the Assumed Liabilities, the Buyer shall not by execution and performance of this Agreement or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of any of the Seller Parties, whether or not relating to the Business, including, without limitation, any accounts payable due to inventory suppliers and manufacturers incurred prior to the Closing Date (the "Excluded Liabilities"), except as otherwise provided in Section 2.1(a).

      ARTICLE 3. CONSIDERATION. In consideration of the sale, assignment and transfer of the Acquired Assets to the Buyer, and the Seller Parties' promises and agreements contained herein, subject to the conditions set forth in Article 8, the Buyer shall pay the following consideration to the Seller Party designated by the Seller Parties (the "Designated Seller Party") in the following manner:

      3.1 CLOSING PAYMENTS. At the Closing, against delivery of appropriate instruments of sale, transfer, convergence and assignment with respect to the Acquired Assets, the Buyer shall deliver:

            (a)   CASH PORTION. $2,500,000 in cash LESS the amount listed on
Schedule 2.1(a) under the heading "Section 3.1(a) Offset Amount," (such difference, the "Cash Portion") payable by wire transfer to an account specified by BP;

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            (b)   INVENTORY PORTION. An amount in cash representing (i) the net book value of the Inventory as of the Closing Date as estimated in good faith by Adamson from its books and records ("Estimated Inventory"), as set forth on
Schedule 3.1(b), LESS (ii) an amount equal to the sum of certain Inventory Payables assumed as listed on SCHEDULE 2.1(A) under the heading "Section 3.1(b) Offset Amount" (such difference, the "Inventory Portion"), payable by wire transfer to an account of the CIT Group/Commercial Services, Inc. ("CIT"), as Adamson's factor and secured lender, specified by CIT in writing, provided, that once determined in accordance with this Section 3.1(b), the exact amount of the Inventory Portion shall be paid to the account specified above without any offset, deduction, claim or withholding whatsoever, nor shall any Seller Party or the Buyer, or any party claiming through any such party, have any recourse to CIT for any such offset, deduction, claim or withholding of the Seller Parties or the Buyer. The provisions of this Section 3.1(b) shall not in any way affect the Buyer's right to offset, deduct, claim or withhold from any and all other payments due by the Buyer to the Seller Parties hereunder pursuant to the provisions of the Agreement, including without limitation Sections 3.3 and 10.5 hereunder, except with respect to payments due pursuant to Sections 3.1(c) and 7.11;

            (c) OTHER INVENTORY. $1,063,181.58 in cash for the Other Inventory shall be payable by wire transfer to an account of CIT, as Adamson's factor and secured lender, specified by CIT in writing, provided that this amount shall be paid to the account specified above without any offset, deduction, claim or withholding whatsoever, nor shall any Seller Party or the Buyer, or any party claiming through any such party, have any recourse to CIT for any such offset, deduction, claim or withholding of the Seller Parties or the Buyer. The provisions of this Section 3.1(c) shall not in any way affect the Buyer's right to offset, deduct, claim or withhold from any and all other payments due by the Buyer to the Seller Parties hereunder pursuant to the provisions of the Agreement, including without limitation Sections 3.3 and 10.5 hereunder, except with respect to payments due pursuant to Sections 3.1(b) and 7.11;

            (d) PROMISSORY NOTE. A Promissory Note payable to BP in the principal amount of $2,500,000, LESS the sum of certain Inventory Payables assumed as listed on SCHEDULE 2.1(A) under the heading "SECTION 3.1(D) OFFSET AMOUNT," (such difference, the "Principal Amount") as such Principal Amount may be adjusted pursuant to Sections 3.3(b) and 3.3(c), payable six months following Closing, without interest, substantially in the form of EXHIBIT B hereto (the "Note," and, together with the Cash Portion, the Inventory Portion, and the Other Inventory amount, the "Purchase Price").

      3.2. POST-CLOSING PAYMENTS. Commencing on the seven-month anniversary of the Closing Date (the "Net Percentage Commencement Date"), the Buyer shall pay to BP or its assigns an amount equal to $2,500,000 (such amount, the "Net Sales Amount" and, together with the Purchase Price, the "Consideration") payable as set forth in Section 3.4 hereof.

      3.3   POST-CLOSING ADJUSTMENTS.

            (a) Subsequent to the Closing, the Principal Amount of the Note shall be adjusted as follows: within sixty (60) days following the Closing Date, the Buyer's independent certified public accountants shall (i) perform a post-closing review of the Inventory, and shall arrive at the actual net book value of the Inventory (the "Inventory Audit Amount"), and (ii)


                                       5
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perform a post-closing review of the Fabric Inventory, and shall confirm that as of the Closing Date all Fabric Inventory other than the Excluded Fabric
Inventory listed on SCHEDULE 1.1(B)(I) existed as set forth on such SCHEDULE 1.1(B)(I), and shall determine the cost solely from SCHEDULE 1.1(B)(I) of any of the Fabric Inventory not found to be present as of the Closing Date (the "Fabric Inventory Audit Amount"). The Buyer shall send notice of the Inventory Audit Amount and the Fabric Inventory Audit Amount (the "Audit Notice") to Seller pursuant to Section 12.1. The Seller Parties shall have the right to dispute the determination of the Audit Amount and/or the Fabric Inventory Audit Amount made by the Buyer's certified independent public accountants by delivery of a written objection to the Buyer pursuant to Section 12.1 within ten business days following delivery of the Audit Notice. The parties shall negotiate in good faith to resolve such dispute. In the event such dispute is resolved, or with respect to any portion of the dispute so resolved, then the Principal Amount of the Note shall be adjusted as provided in Section 3.3(b). If such dispute is not resolved by negotiation, then it shall be resolved pursuant to Section 3.3(c).

            (b) If the Estimated Inventory exceeds the Audit Amount, then the difference between the Estimated Inventory and the Audit Amount shall be subtracted from the Principal Amount of the Note and such reduced Principal Amount shall be paid pursuant to the terms of the Note. However, if the Audit Amount exceeds the Estimated Inventory, then the difference between the Audit Amount and the Estimated Inventory shall be added to the Principal Amount of the Note and such increased Principal Amount shall be paid pursuant to the terms of the Note. In addition to the foregoing, the Principal Amount of the Note shall be further reduced by the amount of the Fabric Inventory Audit Amount.

            (c) In the event the dispute regarding the Audit Amount cannot be resolved by negotiation, (i) the undisputed portion of the Inventory Audit Amount, if any, shall increase or reduce the Principal Amount of the Note as provided in Section 3.3(b), (ii) the Fabric Inventory Audit Amount, whether or not disputed, shall reduce the Principal Amount of the Note provided in Section 3.3(b), and shall not be paid unless so determined through a final determination by a court of competent jurisdiction, (iii) any disputed portion of the Inventory Audit Amount which would result in a reduction in the Principal Amount of the Note pursuant to Section 3.3(b) shall reduce the Principal Amount of the Note pursuant to Section 3.3(b), and shall not be paid unless so determined through a final determination by a court of competent jurisdiction, and (iv) any disputed portion of the Inventory Audit Amount which would result in an increase in the Principal Amount of the Note pursuant to Section 3.3(b) shall not alter the Principal Amount of the Note in any way until confirmation by a final determination by a court of competent jurisdiction. Any amount of the Note which is not in dispute shall be paid according to its terms.

      3.4.  NET SALES PERCENTAGE.

            (a) Commencing on the Net Percentage Commencement Date, the Buyer shall, in addition to the Purchase Price, pay to the Designated Seller Party, one percent (1%) of the net sales of all products under the New License (hereinafter the "Net Sales Percentage"). As used herein, "Net Sales" shall have the meaning set forth in the New License.

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


            (b) On the Net Percentage Commencement Date, the Buyer shall commence making monthly installment payments of the Net Sales Percentage for the preceding month to BP, and shall continue until the earlier of (i) June 18, 2005 (the "Net Percentage End Date") and (ii) such time as all payments of the Net Sales Percentage to BP have reached the Net Sales Amount.

            (c) If, by the Net Percentage End Date, payments of the Net Sales Percentage have not yet reached the Net Sales Amount, then on the Net Percentage End Date, the Buyer shall pay to the Designated Seller Party an amount equal to the difference between the Net Sales Amount and the total of all installments of the Net Sales Percentage that have been paid as of the Net Percentage End Date.

      3.5   PREMISES; RIGHTS OF ACCESS.

            (a) The Buyer shall have the right to occupy the premises used by BP, located at 6000 Sheila Street, Commerce, CA 90068, for a period not to exceed six months, at the Buyer's sole option, with the Buyer to provide BP notice fifteen (15) days prior to its termination of use of such premises. The Buyer shall pay BP rent for its use of such premises equal to BP's monthly rent (and related out-of-pocket costs, i.e., utilities) each month the premises are used, or such lesser pro rata amount for a portion of any month used. In addition, Buyer shall pay BP a monthly fee of $5,000 (the "Lease Fee") for full and exclusive use of any and all machinery, assets and other items leased by the Seller Parties as of the Closing for a period not to exceed six months, at the Buyer's sole option. The Lease Fee may be discontinued by the Buyer at any time upon fifteen (15) days notice prior to its termination.

            (b) For so long as the Buyer shall occupy the premises used by BP or otherwise control the computers and equipment where Adamson's books and records are stored, the Buyer shall give, or cause to be given, to Adamson and CIT and their respective representatives, with reasonable notice and during normal business hours, such reasonable access to such premises and the computers, equipment, books, records, files and documents located at the premises or that are otherwise under the control of the Buyer, as shall be reasonably necessary to enable Adamson to issue sales invoices and perform other operative and administrative functions, and as shall be reasonably necessary to enable CIT to conduct examinations of Adamson and any assets or properties of Adamson in which CIT has a lien or security interest (which shall specifically not include the Acquired Assets) or to otherwise deal with or liquidate the same, PROVIDED, HOWEVER, that neither of the Seller Parties nor CIT shall have any access to the books and records or any other information relating to the Buyer. No later than thirty (30) days following the Closing date, the Buyer shall cooperate with the Seller Parties, and the Seller Parties hereby undertake, at their expense, to cause any books and records related to Grupo Xtra of New York, Inc. or its affiliates that are kept at the premises or otherwise stored on the computers and equipment being acquired by the Buyer hereunder, to be downloaded or transferred to appropriate media and delivered to CIT. CIT shall be a third party beneficiary of the provisions of this Section 3.5(b).

      ARTICLE 4. CLOSING.

      4.1. CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall be held at such time and place as the Buyer and the Seller Parties shall agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".

      4.2. DELIVERIES AT CLOSING. Upon satisfaction or waiver of all conditions set forth herein, at the Closing:

            (a) The Seller Parties shall duly execute and deliver to the Buyer or its nominee or nominees such bills of sale and instruments of assignment and transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer good and marketable title to all of the Acquired Assets, in each case subject to no Encumbrance.

            (b) The Buyer shall deliver the Purchase Price to the Designated Seller Party or to such other entity or entities as the Seller Parties shall designate, in the manner prescribed by Section 3.1 hereof.

            (c) Each of the parties hereto shall execute and deliver each of the documents, instruments or agreements required to be executed and/or delivered by such party pursuant to Sections 8 and 9 hereof.

      4.3 ALLOCATION OF CONSIDERATION. SCHEDULE 4.3 describes the allocation of the Consideration among the Acquired Assets, which the parties hereto shall use in all tax and governmental filings. To the extent that disclosures of allocation are required to be made by the parties to the IRS, the Buyer on the one hand, and the Seller Parties on the other hand, will disclose such reports to the other prior to filing with the IRS. In addition, none of the Seller Parties or the Buyer will take a position on any income, transfer or gain tax return, before any Governmental Authority charged with collection of any such tax or in any judicial proceeding that is in any manner inconsistent with such allocation.

      ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES. Each of the Seller Parties jointly and severally represents and warrants to the Buyer (with the exception of Section 5.14 hereof which Adamson represents and warrants to the Buyer):

      5.1. ORGANIZATION; AUTHORITY. (a) BP is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; and (b) Adamson is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Seller Parties has full corporate power and authority to (i) enter into and perform the transactions contemplated by this Agreement (the "Contemplated Transaction"),
(ii) to carry on the Business as now conducted, and (iii) to own, lease and operate the Acquired Assets as it now does. Each of the

Seller Parties is duly licensed or qualified to do business as a foreign entity, and is in good standing in each jurisdiction where such qualification is necessary. Each of the Seller Parties has delivered to the Buyer complete and correct copies of the Certificate of Incorporation and By-Laws of each of them and all amendments thereto.

      5.2. CORPORATE APPROVAL; BINDING EFFECT. Each of the Seller Parties has obtained all necessary corporate action, authorizations and approvals required for the execution and delivery of the Transaction Documents (as defined in Article 13 hereof) to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which any of the Seller Parties is a party has been duly executed and delivered by such entity and constitutes the legal, valid and binding obligation of such entity, enforceable against it in accordance with its terms, except to the extent that (a) such enforceability may be limited by any applicable bankruptcy, reorganization, insolvency or other laws relating to or affecting generally the enforcement of creditors' rights, or (b) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

      5.3. NON-CONTRAVENTION. Assuming the consents referred to in Schedule 5.5(b) are obtained, the execution and delivery of the Transaction Documents by the Seller Parties and the consummation of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of any of the Seller Parties, each as amended to date; (b) conflict with or result in the breach or termination of (or constitute a default for any event which, with notice or lapse of time or both would constitute a default) under, or accelerate the performance required by, any contract, lease, agreement, commitment or other instrument or restriction of any kind to which any of the Seller Parties is a party, or by which it or any Acquired Asset is bound or affected; or (c) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of any of the Seller Parties related to the Business pursuant to: (i) any agreement or instrument to which any of the Seller Parties is a party or by which any of its properties is bound, or (ii) any statute, judgment, decree, order, regulation or rule of any Governmental Authority.

      5.4. TRADEMARKS, PATENTS, ETC. SCHEDULE 1.1(A) hereto sets forth a complete and accurate list of all of the Intangibles. Except to the extent set forth in SCHEDULE 5.4, the Seller Parties own or have the sole and exclusive right to use all of the Intangibles used or necessary for the ordinary course of business as presently conducted, and the consummation of the transactions contemplated by the Transaction Documents will not alter or impair any such right. The Intangibles are all in full force and effect as of the date hereof. No claims have been asserted, and no claims are pending, by any person regarding the use of any such Intangibles, or challenging or questioning the validity or effectiveness of any of the Intangibles, and there is no basis for such claim. The use by the Seller Parties of Trademarks (as defined in the License Agreement) and all other Intangibles do not infringe on the rights of any Person.

      5.5.  CONSENTS; TRANSFERABILITY OF LICENSES, ETC.

            (a) No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by the Seller

Parties of the Transaction Documents to which each is a party or for the consummation by the Seller Parties of the transactions contemplated hereby or thereby.

            (b) Except as set forth on SCHEDULE 5.5(B), no consent of any third party is required for the transfer of the Acquired Assets (including all Contracts and Permits) as provided in this Agreement or execution of the Transaction Documents by the Seller Parties.

            (c) The Seller Parties have and maintain the Permits and License Agreement listed on SCHEDULE 5.5(C) hereto, as are necessary or desirable for the conduct of the Business or in connection with the ownership or use of the Acquired Assets. The Seller Parties hold no patents related to the Business.

      5.6. CERTAIN FINANCIAL INFORMATION. The Seller Parties have delivered to the Buyer complete and correct copies of certain unaudited financial information for the Business as set forth on SCHEDULE 5.6 for the period ended, and as of the respective dates, as specified therein (the "Financial Information"). The Financial Information has been prepared from and accurately reflects the books and records of the Business. The books and records of the Business are accurate and complete.

      5.7.  ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth on
SCHEDULE 5.7, since January 1, 2003, there has not been, with respect to the
Business:

            (a) Any material adverse change in its operations (as now conducted or as presently proposed to be conducted), assets, properties or rights, prospects or condition (financial or otherwise);

            (b) Any Encumbrance imposed or agreed to be imposed on or with respect to any of the Acquired Assets that will not be discharged prior to the Closing; or

            (c) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to any material term, condition or provision of the License Agreement or any other Contract, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of its business.

      5.8. LIABILITIES. Except as set forth on SCHEDULE 5.8, as of the Closing Date no Seller Party will have any liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) related to the Business except:

            (a)   Accounts payable being assumed by the Buyer pursuant to
Section 2.1(a);

            (b) those arising under agreements or other commitments listed on any Schedule hereto including, but not limited to, the Permits, Personal Property Leases and Contracts;

            (c) current liabilities arising in the ordinary and usual course of the Business, some of which are overdue;

            (d) ordinary course warranty and product liability obligations and liabilities for product returns and allowances; and

            (e) amounts due and owning to CIT, some of which shall be paid at or prior to the Closing.

      5.9. LITIGATION, ETC. No action, suit, proceeding or investigation is pending or threatened, either (i) relating to or affecting any of the Acquired Assets or the Business which will affect the ability of the buyer to operate the Business following the Closing or to acquire the Acquired Assets free and clear of Encumbrances, (ii) relating to or affecting the ability of any of the Seller Parties to execute the Transaction Documents or consummate the transactions contemplated herein or therein, or (iii) which questions the validity of any of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor is there any basis for any such action, suit, proceeding or investigation.

      5.10. CONFORMITY TO LAW. Except as set forth on SCHEDULE 5.10 or the failure of which would not have any effect on the Acquired Assets or the ability of the Buyer to operate the Business following the Closing, each of the Seller Parties has complied with, and is in compliance with, with respect to the Business (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to any of the Seller Parties or any of their properties, and (b) all unwaived terms and provisions of all contracts, agreements and indentures to which any of the Seller Parties is a party, or to which any of the Seller Parties, the Acquired Assets or the Business is subject. Except as set forth in SCHEDULE 5.10 hereto or the failure of which would not have any effect on the Acquired Assets or the ability of the Buyer to operate the Business following the Closing, none of the Seller Parties has committed, been charged with, or been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state or local law or administrative regulation in respect of any of the Acquired Assets or the Business.

      5.11. TITLE TO PROPERTIES. The Seller Parties are the lawful owners of and have, and at the Closing the Buyer will receive, good and valid record and marketable title to all of the Acquired Assets. The Seller Parties have the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any third party, except as listed on SCHEDULE 5.5(B). At and as of the Closing, the Seller Parties will convey the Acquired Assets to the Buyer by deeds, bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in the Buyer, and the Buyer will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of any and all Encumbrances, except those Encumbrances listed on SCHEDULE 5.11 hereto, which will be discharged by the Seller Parties on or prior to the Closing Date. No part of the Business is conducted by or through any person or entity other than the Seller Parties (other than persons or entities employed by any of them to conduct such business, e.g., subcontractors, production houses, etc.) other than as set forth in the License Agreement. No person or entity other than the

Seller Parties has any claim to or owns any of the Acquired Assets. Except for the Encumbrances described on SCHEDULE 5.11 hereto, which will be discharged by the Seller Parties at or prior to the Closing, the Acquired Assets are entirely free and clear of any Encumbrances.

      5.12. CONTRACTS. SCHEDULE 1.1(d) sets forth a complete and accurate list of all open orders for the sale of Baby Phat merchandise and open purchase orders for the purchase of inventory relating to the Business (together, the Contracts"). Except for the Contracts or the Excluded Contracts (as defined below), there are no other agreement or understanding of any kind, written or oral, which is legally enforceable by or against any of the Seller Parties, in connection with the Business, including (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest; (b) agreements with any labor union or association representing any employee; (c) contracts and other agreements for the provision of services by any of the Seller Parties; (d) bonds or other security agreements provided by any party in connection with the business of any of the Seller Parties; (e) contracts and other agreements for the sale of any assets or properties of any of the Seller Parties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of such assets or properties; (f) joint venture agreements relating to the assets, properties or business of any of the Seller Parties or by or to which it or any of its assets or properties are bound or subject; (g) contracts or other agreements under which any of the Seller Parties agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to Indebtedness; (i) orders, leases, licenses commitments and other agreements, including, without limitation, all other contracts related to the sale of any products related to the Business; (j) employee covenants and agreements regarding intellectual property and non-competition; (k) leases of real property and the Personal Property Leases; or (l) any other contract or other agreement whether or not made in the ordinary course of business. The Excluded Contracts shall include the Adamson's factoring agreement, inventory security agreement and letter of credit agreement with CIT and leases of real and personal property used in connection with the Business. Each of the Contracts listed on SCHEDULE 1.1(D) hereto or any of the other Schedules hereto is in full force and effect, none of the Seller Parties is in breach of any of the provisions of any such contract, nor, to the knowledge of any of the Seller Parties, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder. The Seller Parties have in all material respects performed all obligations required to be performed by each of them to date under each such contract, including without limitation, all payments and obligations have been made or performed when due, and no payment or obligation provided for in a Contract has not been made or performed as a result of a waiver or extension. Except as set forth in SCHEDULES 5.5(B), no approval or consent of any person is needed in order that the contracts listed on SCHEDULE 1.1(D) and other Schedules hereto continue in full force and effect following the consummation of the transactions contemplated by this Agreement, and no such Contract includes any provision the effect of which may be to enlarge or accelerate any obligations of any of the Seller Parties thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

      5.13. POTENTIAL CONFLICTS OF INTEREST. Except as set forth on SCHEDULE 5.13, none of the Seller Parties nor any officer, director or stockholder of any of the Seller Parties, nor any Affiliate of any such Person, (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of any of the Seller Parties with respect to the Business or the Buyer; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which any of the Seller Parties or the Buyer is using with respect to the Business or the use of which is necessary for the Business or the business of the Buyer; or (c) has any cause of action or other claim whatsoever related to the Business against, or owes any amount related to the Business to, any of the Seller Parties, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans and similar matters and agreements.

      5.14. INVENTORY. The Inventory consists of items of a quality and quantity useable or saleable in the normal and usual course of the business of Adamson and, in the experience and opinion of Adamson, has a fair market value at least equal to the values at which such items are reflected on its books. There is no obsolete Inventory. The values at which such Inventory is reflected on the books and records of Adamson reflect the normal inventory valuation policy of Adamson (including the writing-down of the value of slow-moving or obsolete inventory or inventory of below standard quality to realizable market value in accordance with GAAP), stating inventories at the lower of cost or market on a first-in, first-out basis.

      5.15. BOOKS OF ACCOUNT; RECORDS. The general ledgers, books of account and other records of the Business as they have been kept by the Seller Parties are complete and correct in all material respects, have been maintained in accordance with good business practices and the matters contained therein are appropriately and accurately reflected in the Financial Information.

      5.16. SUBSIDIARIES. None of the Seller Parties has any subsidiaries or equity investments in any other corporation, association, partnership, joint venture or other entity that carries on the Business.

      5.17. ACCOUNTS PAYABLE. The Assumed Liabilities, including the Inventory Payables, as recorded by the Seller Parties have arisen only from bona fide transactions entered into in the ordinary course of business of the Seller Parties.

      5.18. BROKER. The Seller Parties have not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

      ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to each of the Seller Parties as follows:

      6.1. ORGANIZATION OF THE BUYER; AUTHORITY. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out all of the actions required of it pursuant to the terms of such Transaction Documents.

      6.2. CORPORATE APPROVAL; BINDING EFFECT. The Buyer has obtained all necessary corporate action, authorizations and approvals required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of such Transaction Documents to which the Buyer is a party have been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that (a) such enforceability may be limited by any applicable bankruptcy, reorganization, insolvency or other laws relating to or affecting generally the enforcement of creditors' rights, or (b) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

      6.3. NON-CONTRAVENTION. The execution and delivery by the Buyer of the Transaction Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Articles of Organization of the Buyer, as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of the Buyer pursuant to: (i) any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any Governmental Authority.

      6.4. GOVERNMENTAL CONSENTS. No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by the Buyer of the Transaction Documents to which it is a party or for the consummation by the Buyer of the transactions contemplated hereby or thereby.

      6.5. BROKER. The Buyer has not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

      6.6. FINANCING. The Buyer has sufficient capital available to pay the Cash Portion at the Closing.

      6.7. EMPLOYEES. The Buyer does not intend, within the thirty (30) day period following the Closing, to layoff or terminate the employment of 50 or more of the Seller Parties' employees in the aggregate, where such number of the Seller Parties' employees laid off or terminated in such thirty-day period constitutes one-third or more of the Seller Parties' employees.

      ARTICLE 7. COVENANTS

      7.1. ACCESS TO RECORDS, ETC. From and after the date hereof, the Seller Parties shall give, or cause to be given, to the Buyer and its representatives and financing sources, during normal business hours, such reasonable and timely access to the properties, titles, contracts, books, records, files and documents of the Seller Parties relating exclusively to the Business as is reasonably necessary. The Buyer shall and will cause all of its representatives and financing sources to keep all such information confidential and to use such information only for purposes of evaluating the transaction contemplated by the Transaction Documents.

      7.2.  PAYMENT OF SUPPLIES, ETC.

            (a) If, after the Closing Date, any supplier is unwilling to send supplies or work-in-progress constituting all or a portion of the Inventory to the Buyer due to nonpayment by or a dispute with any Seller Parties (a "Retaining Supplier"), then the Buyer must notify the Seller Parties within two
(2) days thereof, stating the supplies or work-in-progress that is not being sent as well as the amount due (a "Retaining Notice").

            (b) Upon receipt of a Retaining Notice, the Seller Parties hereby agree to promptly pay any Retaining Supplier all amounts due. To the extent that the Seller Parties do not pay such Retaining Supplier, and such nonpayment continues for five (5) business days, the Buyer may pay such Retaining Supplier any amounts required by such Retaining Supplier to release such supplies or work-in-progress, and may offset such payments as Losses pursuant to Section
10.5 hereof.

      7.3. COVENANT AGAINST HIRING. The Seller Parties understand and acknowledge that in the Buyer's view it is essential to the successful operation of the Business to be acquired from the Seller Parties that the Buyer retain substantially unimpaired the Seller Parties' operating organization insofar as it relates to the Business. None of the Seller Parties shall, whether directly or indirectly, through any subsidiary of affiliate, take any action that would induce any employee or representative of any of the Seller Parties employed by or engaged in the Business prior to the date hereto (each, a "Business Employee") not to become or continue as an employee or representative of the Buyer after the date hereof, if the Buyer shall elect to hire such Business Employee. However, the Buyer shall be under no obligation to hire any Business Employees. Without limiting the generality of the foregoing, none of the Seller Parties shall, whether directly or indirectly, through any subsidiary or affiliate, employ, whether as an employee, officer, agent, consultant or independent contractor, or enter into any partnership, joint venture or other business association with, any person who was at any time during the one year period preceding the date hereof an employee or representative of any of the Seller Parties employed by or engaged in the Business, for a period of two years after the date hereof; provided that nothing herein shall prohibit any of the Seller Parties from (i) employing or entering into any partnership, joint venture or other business association with any person who was an employee of the Business and whom the Buyer does not elect to employ after the date hereof or the employment of whom the Buyer terminates without cause after the date hereof; or (ii) engaging on a non-exclusive basis any such representative so long as such engagement does not result in the termination of such representative's relationship with the Buyer.

      7.4. CONFIDENTIALITY. Prior to, on and after the Closing Date and for a period of five years thereafter, each of the Seller Parties and the Buyer agrees to (and shall cause their respective Affiliates and representatives to) maintain the confidentiality of all confidential or proprietary information of the Business, and agrees not to, directly or indirectly, disclose any such confidential or proprietary information except to the extent that disclosure of any portion thereof is required by law or determined to be necessary to comply with any legal or regulatory order, regulation or requirement or to the extent the information becomes generally available to the public other than as a result of a disclosure by any of the Seller Parties or the Buyer.

      7.5. EXPENSES. Notwithstanding any other provision contained herein, the Buyer on the one hand, and the Seller Parties on the other hand, shall bear their own respective expenses incurred in connection with the preparation, execution, delivery and performance of the Transaction Documents and in connection with all obligations required to be performed by each of them under the Transaction Documents, whether or not the transactions contemplated hereby and thereby are consummated.

      7.6. PUBLIC ANNOUNCEMENTS. Neither the Seller Parties nor the Buyer shall, without the approval of the other, make any press release or other public announcement concerning the transaction contemplated hereunder, except as to the extent that counsel for a party advises any such party that it is so obligated by law or the rules of any stock exchange or quotation system to issue a release or announcement, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

      7.7. USE OF NAME, ETC. To the extent that the items listed on SCHEDULE 1.1(A) are valid and enforceable trademarks, copyrights, or other intellectual property rights, as the case may be, the Seller Parties shall not infringe the Buyer's rights in such items after the Closing Date without the Buyer's prior written consent. With respect to all other intellectual property rights and intangible rights of the Seller Parties that are not transferred hereunder (the "Other Retained Intellectual Property"), to the extent such rights are valid and enforceable trademarks, copyrights or other intellectual property rights and intangible rights, as the case may be, provided that the Seller Parties hereby consent that for a period of 90 days from the date of the Closing, the Buyer shall have the right to use Other Retained Intellectual Property if such Other Retained Intellectual Property is used in the Business at the time of Closing, provided however that nothing herein shall permit the Buyer to use such Other Retained Intellectual Property in the creation of new materials not contemplated by the Transaction Documents. For the avoidance of doubt, generic and descriptive terms without secondary meaning shall not be considered "valid and enforceable" for the purposes of this Section.

      7.8. NAME CHANGE. At the Closing, BP is delivering to the Buyer a duly executed certificate of amendment to its certificate of incorporation (the "Certificate of Amendment") changing its name to a name not containing "BP," and thereafter none of the Seller Parties shall use a name containing "BP" or "Baby Phat" or any derivative therein, in any manner and for any purpose whatsoever.

      7.9. FURTHER ASSURANCES. At any time and from time to time after the Closing Date, each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the transactions contemplated by this Agreement. The Seller Parties agree to perform all acts that are reasonably within their purview, authority and/or ability and deliver all documents reasonably requested by the Buyer to perfect and confirm the Buyer's rights to the Intangibles being transferred to the Buyer hereunder, including documents for filing with the U.S. Patent and Trademark Office, the U.S. Copyright Office, Network Solutions, Inc., and other administering parties or offices concerning intellectual property.

      7.10. TAX TREATMENT. The Buyer and the Seller Parties shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax with respect to the calculation of gain, loss and basis with reference to the allocation of the Consideration set forth on SCHEDULE 4.3 hereto, and shall take no actions or positions inconsistent with such obligations.

      7.11. MERCHANDISE RETURNS. The Buyer shall purchase from Adamson any goods sold by Adamson to thirty party purchasers prior to the Closing Date in the event that (i) such goods would have constituted Inventory but for such sales and (ii) such goods are subsequently returned to or for the account of Adamson by any such purchasers within 180 days following the Closing and such returns are authorized by the Buyer (an "Authorized Return"). The purchase price for such goods shall be their net book value determined as of the Closing Date in a manner consistent with the provisions of Section 3.1(b) (the "Cost Value"). With respect to goods sold by Adamson to third party purchasers prior to the Closing Date, in the event that (i) such goods would have constituted Inventory but for such sales and (ii) such goods are subsequently returned to or for the account of Adamson by any such purchasers with 180 days following the Closing and such returns are not authorized by the Buyer but are authorized by Adamson or CIT, then in such event the Buyer shall either, at its sole option, (x) purchase such goods at the Cost Value ("Purchased Unauthorized Returns") or (y) use commercially reasonable efforts to resell such goods for the account of Adamson or CIT, as the case may be ("Refused Unauthorized Returns"). In the event the Buyer elects to resell the Refused Unauthorized Goods for Adamson's account pursuant to clause (y) of the previous sentence, the Buyer's only payment obligation shall be to remit to CIT any such amounts actually received, less expenses, and such payments shall be made promptly following the Buyer's receipt of payment for each sale. The Buyer agrees to provide Adamson and CIT with an inventory report showing returns received each month, within fifteen days following the end of each month. Payment for Authorized Returns and Purchased Unauthorized Returns shall be made by the Buyer to CIT within 3 days following Buyer's delivery of such inventory report. CIT shall be a third party beneficiary of the provisions of this Section 7.11. Any and all payments to be made to CIT pursuant to this Section 7.11 shall be without any offset, deduction, claim or withholding whatsoever, nor shall any Seller Party or the Buyer, or any party claiming through any such party, have any recourse to CIT for any such offset, deduction, claim or withholding of the Seller Parties or the Buyer.

      ARTICLE 8. CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing and to make all payments of the Consideration shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

      8.1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Seller Parties in or pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

      8.2. COMPLIANCE WITH AGREEMENT. Each of the Seller Parties shall have performed and complied with all of its covenants, obligations and conditions under this Agreement to be performed or complied with by it on or prior to the Closing Date.

      8.3. NO LITIGATION. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

      8.4. OPINION OF COUNSEL. Shapiro, Forman & Allen LLP, counsel to the Seller Parties shall have delivered to the Buyer a written opinion, addressed to the Buyer and dated the Closing Date, substantially in the form of EXHIBIT C hereto (the "Seller Parties Opinion").

      8.5. GOVERNMENTAL APPROVALS. The parties shall have received all necessary approvals from any Governmental Authority.

      8.6. CONSENTS. The Seller Parties and the Buyer shall have obtained the necessary consents of third parties including, without limitation, those consents set forth in SCHEDULE 5.5(B), copies of which shall have been delivered to the Buyer.

      8.7. LICENSE. Licensor shall have entered into a New License with the Buyer, in form satisfactory to the Buyer, and BP and Licensor shall have terminated the License Agreement.

      8.8. RELEASE OF LIENS. All Encumbrances on any of the Acquired Assets shall have been released on or prior to Closing.

      8.9. FINANCING. The Buyer shall have received financing sufficient to pay the Consideration.

      8.10. BILL OF SALE. Each of the Seller Parties shall have executed the Bill of Sale, Assignment and Assumption in the form of EXHIBIT E attached hereto (the "Bill of Sale").

      8.11. NO MATERIAL ADVERSE CHANGE. There shall not be any material adverse change in the financial condition, operations, business, assets or prospects of the Business.

      8.12. CERTIFICATE OF AMENDMENT. Seller shall have executed and delivered to the Buyer the Certificate of Amendment.

      8.13. PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Buyer and its counsel and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

      8.14. ARIS GUARANTY. Aris Industries, Inc. shall have executed a guaranty substantially in the form of Exhibit F hereto.

      ARTICLE 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER PARTIES. The obligation of the Seller Parties to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by each of the Seller Parties):

      9.1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

      9.2. COMPLIANCE WITH AGREEMENT. The Buyer shall have performed and complied with all of its covenants, obligations and conditions under this Agreement that are to be performed or complied with by it at or prior to the Closing.

      9.3. NO LITIGATION. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

      9.4. GOVERNMENTAL APPROVALS. The parties shall have received all necessary approvals from any Governmental Authority.

      9.5. CONSENTS. The Seller Parties and the Buyer shall have obtained any necessary consents of third parties including, without limitation, those consents set forth in SCHEDULES 5.5(B), copies of which shall have been delivered to the Seller Parties.

      9.6. NOTE. The Buyer shall have executed and delivered the Note to the Designated Seller Party.

      9.7. PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Seller Parties in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Seller Parties and its counsel, and the Seller Parties shall have received the originals or certified or other copies of all such records and documents as the Seller Parties may reasonably request.

      9.8. PAYMENT. The Buyer shall have paid the Cash Portion and the Inventory Portion as provided in Section 3.1.

      9.9. LICENSE. The Licensor shall have agreed to the termination of the License Agreement.

      9.10. RESIGNATION. Steven Feiner shall have resigned all positions with Aris Industries, Inc. and its subsidiaries.

      ARTICLE 10. INDEMNIFICATION.

      10.1. INDEMNITY BY THE SELLER PARTIES. The Seller Parties, jointly and severally, agree to indemnify and hold the Buyer and its Affiliates and their respective officers, directors, stockholders, employees and agents harmless from and with respect to any and all losses, assessments, liabilities, claims, damages, costs and expenses, including, without limitation, reasonable attorneys' and accountants' fees and disbursements ("Losses") related to, or arising out of:

                  (i) any failure to perform or breach by any of the Seller Parties of any representation or warranty, covenant, obligation or undertaking made by any of the Seller Parties in any Transaction Document (including the Schedules and Exhibits hereto or thereto), or in any other statement, certificate or other instrument delivered pursuant hereto or thereto;

                  (ii) any Claim (as defined below) against the Acquired Assets or the Business arising from events or circumstances occurring or existing on or prior to the Closing Date that are not otherwise included in Assumed Liabilities;

                  (iii) any Claim arising from the failure of any of the Seller Parties to pay, perform and discharge the Excluded Liabilities; and

                  (iv)  any Environmental Claim.

      10.2. INDEMNITY BY THE BUYER. The Buyer agrees to indemnify and hold the Seller Parties harmless from and with respect to any and all Losses related to, or arising directly or indirectly out of, any failure to perform or breach by the Buyer of any representation or warranty, covenant, obligation or undertaking made by the Buyer in any Transaction Document (including the Schedules and Exhibits hereto and thereto), or in any other statement, certificate or other instrument delivered pursuant hereto.

      10.3. CLAIMS.

            (a) NOTICE. Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party hereto (the "Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 10.3 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

            (b) THIRD PARTY CLAIMS. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. The Indemnified Party shall give prompt written notice to the Indemnifying Party of the existence of any claim for which indemnification is sought. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Section 10, except to the extent the Indemnifying Party is prejudiced thereby. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim (subject to the last paragraph of this Section 10.3(b)), if and only if the following conditions are satisfied:

                  (i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

                  (ii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that a conflict of interest make separate representation by the Indemnified Party's own counsel advisable;

                  (iii) such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief;

                  (iv) the Indemnifying Party retains counsel that is acceptable to the Indemnified Party, which acceptance shall not be unreasonably withheld or delayed; and

                  (v) the Indemnified Party is kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

      However, notwithstanding the preceding sentence, (a) if the Indemnifying Party elects not to defend the Claim; (b) the Indemnified Party has given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that a conflict of interest make separate representation by the Indemnified Party's own counsel advisable; or (c) if the Claim has been brought or asserted against the Indemnifying Party as well as the Indemnified Party and such Indemnified Party reasonably concludes that there may be one or more factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party and the Indemnifying Party is unwilling to raise such defenses, then the Indemnified Party may elect to conduct its defense on its own behalf, in which case the reasonable fees and expenses of the Indemnified Party 's counsel will be at the expense of the Indemnifying Party. Except under the circumstances described in the preceding sentence, the Indemnified Party will not enter into any settlement agreement without the consent of the Indemnifying Party which will not be unreasonably withheld or delayed. The Indemnifying Party will not, without the prior written consent of the Indemnified Party (which will not be unreasonably withheld), enter into any settlement of a Claim, if pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities or obligations with respect to such Claim, with prejudice. The Indemnified Party and the Indemnifying Party will cooperate with each other in the defense, compromise or settlement of any Claim for which indemnification is sought.

      10.4. METHOD AND MANNER OF PAYING CLAIMS. In the event of any Claims under this Section 10, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such Claim. With respect to liquidated Claims, if within thirty days the Indemnifying Party has not contested such claim in writing, the Indemnifying Party will pay the full amount thereof within ten days after the expiration of such period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party. The balance of an indemnifiable Claim which has been paid by the Indemnified Party shall bear interest at a rate per annum equal to the rate announced by Bank of America, N.A., as its "Base Rate" plus two percent (2%) from the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

      10.5. THE BUYER'S RIGHT OF OFFSET. Notwithstanding anything to the contrary contained in this Agreement or the other Transaction Documents, the Buyer shall have the right to offset (i) any Losses arising in connection with any breach of this Agreement by the Seller Parties or (ii) any obligations of the Seller Parties, Aris Industries, Inc. ("Aris"), Europe Craft Imports, Inc. ("Europe") or ECI Sportswear, Inc. ("ECI"), including without limitation, obligations under that certain Employment Agreement effective as of June 13, 2000 by and among Aris, Europe and ECI and Steven Feiner, as amended by that certain Amendment to Employment Agreement effective as of November 2002, as such obligations were acknowledged in that certain letter among Steven Feiner and Aris, Europe and ECI, to the Buyer or its principals or officers, including without limitation, Steven Feiner, against any amounts owed by the Buyer to the Seller Parties, other than the Inventory Portion, the Cost Value or any amounts payable in relation to the Other Inventory or the Refused Unauthorized Returns in each case payable to CIT for the account of Adamson. There shall be no right of offset under (ii) above until the first anniversary of the Closing. The Buyer shall provide written notice to the Seller Parties at least two (2) days prior to the date of such offset.

      10.6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and shall be deemed to have been relied on by the Buyer and shall survive the consummation of the transactions contemplated hereby through March 30, 2005. Each representation and warranty made by any of the Seller Parties or the Buyer in this Agreement shall expire on the last day, if any, that Claims for breaches of such representation or warranty may be made pursuant to this Section 10.6, except that any such representation or warranty that has been made the subject of a Claim prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to Article 10 hereof. The Seller Parties shall not be liable, and the Buyer agrees not to enforce any claim for indemnification under this Article 10 (excluding any claims, adjustments or offsets under Articles 3 or 7) until the aggregate amount of all such claims exceeds $10,000 (the "BUYER THRESHOLD"); provided, however, that once the amount of claims exceeds the Buyer Threshold, the Buyer shall be entitled to recover the entire amount of all claims in excess of $10,000. The Buyer shall not be liable, and the Seller Parties agree not to enforce any claim for indemnification until the aggregate amount of all such claims exceeds $10,000 (the "SELLER THRESHOLD"); provided, however, that once the amount of claims exceeds the Seller Threshold, the Seller Parties shall be entitled to recover the entire amount from all claims in excess of $10,000.

      ARTICLE 11. TERMINATION

      11.1 TERMINATION. Anything contained in the Transaction Documents to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

            (a)   by the mutual consent of the Buyer and the Seller Parties; or

            (b    by the Buyer or the Seller Parties (the "Terminating Party")
if the Closing shall not have occurred on or before 11:59 p.m. on December 31, 2003 (or such later date as may be mutually agreed to by the Buyer and the Seller Parties); provided that if the Closing shall not have occurred as a result of the willful act or omission of one of the parties, then such Terminating Party may not terminate this Agreement pursuant to this Section 11.1(b).

      11.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give written notice of such termination to the other party to this Agreement.

      11.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 11.1, each party shall pay all expenses incurred by it in connection with this Agreement, and no party shall have any further obligations or liability for any damages or expenses under this Agreement unless the termination results from the breach of a representation, warranty or covenant of a party. In the event of any termination, all further obligations of the parties under this Agreement (other than those set forth in Sections 7.4, 7.5, 7.6 and this Article 11) shall be terminated without further liability of any party to the other.

      ARTICLE 12. GENERAL.

      12.1 NOTICES. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

If to the Seller Parties:

Arnold H. Simon, Chief Executive Officer
BP Clothing Company, Inc.
525 Seventh Avenue
New York, New York 10018


with a copy sent contemporaneously to:

Robert W. Forman, Esq.
Shapiro Mitchell Forman Allen & Miller LLP
380 Madison Avenue, 25th Floor
New York, New York 10017
Facsimile: (212) 557-1275

If to the Buyer, to:

Warren Lichtenstein, Chief Executive Officer
Steel Partners II, L.P.
590 Madison Avenue, 32nd Floor
New York, New York 10022
Facsimile:  (212) 758-5789

with copies sent contemporaneously to:

Adam W. Finerman, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
505 Park Avenue
New York, NY  10022
Fax:  212-755-1467

      Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

      12.2. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

      12.3. GOVERNING LAW; JURISDICTION. The validity and construction of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 12.1.

      12.4. SECTIONS AND SECTION HEADINGS. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

      12.5. ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto.

      12.6. SEVERABILITY. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

      12.7. NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Seller Parties and the Buyer and their respective shareholders and members, any rights or remedies under or by reason of this Agreement.

      12.8. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.9. SATISFACTION OF CONDITIONS PRECEDENT. Each of the Seller Parties and the Buyer will use its best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; PROVIDED, however, that nothing contained in this Section 12.9 shall obligate either party hereto to waive any right or condition under this Agreement.

      ARTICLE 13. CERTAIN DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

      "AFFILIATE": Any Person directly or indirectly controlling, controlled by or under direct or indirect common control with any of the Seller Parties (or other specified Person) and shall include (a) any Person who is a director or beneficial holder of at least 10% of any class of then-outstanding capital stock (or other shares of beneficial interest) of any of the Seller Parties (or other specified Person) and family members of any such Person, (b) any Person of which any of the Seller Parties (or other specified Person) or an Affiliate under clause (a) above of any of the Seller Parties (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of any class of then outstanding capital stock (or other shares of beneficial interest) or constitute at least a 10% equity participant, and (c) in the case of a specified Person who is an individual, family members of such Person.

      "ENVIRONMENTAL CLAIM": Any claim, action, demand, order, or notice by or on behalf of, any Governmental Authority, Person or the Buyer alleging potential liability arising out of, based on or resulting from the violation of any Environmental Law or permit by the Seller Parties or relating to any Hazardous Materials and the Acquired Assets or the Business from any period on or prior to the Closing Date.

      "ENVIRONMENTAL LAWS": All foreign, Federal, state, and local laws and regulations that are applicable to the Seller Parties, the Acquired Assets or the Business relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to
(A) the Releases or threatened releases of Hazardous Materials or materials containing Hazardous Materials or (B) the manufacture, generation, handling, treatment, storage, transport, disposal or handling of Hazardous Materials or materials containing Hazardous Materials.

      "GOVERNMENTAL AUTHORITY": Any federal, state or local agency, authority, board, bureau, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers.

      "HAZARDOUS MATERIALS": All substances, matters and other particles defined or listed as "hazardous" or "toxic" under Environmental Laws or are otherwise subject to or regulated by Environmental Laws.

      "INDEBTEDNESS": As applied to any Person, (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured,
(b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker's acceptances or letters of credit, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clause
(a), (b), (c), (d), (e) or (f) above, and (h) all indebtedness referred to in clause (a), (b), (c), (d), (e), (f) or (g) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

      "IRS": The United States Internal Revenue Service.

      "PERSON": A corporation, an association, a partnership, an organization, a business, an individual, a limited liability company, a government or political subdivision thereof or a governmental agency (including without limitation, any federal, state, local or municipal regulatory or administrative body).

      "RELEASE": Any release (whether or not sudden and/or accidental), spill, emission, seepage, transfer, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment, including the movement of Hazardous Materials through the air, soil, surface water or groundwater.

      "TAX": Any federal, state, local, foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, employment, disability, workers' compensation or other similar tax, duty or other governmental charge (including all interest and penalties thereon and additions thereto).

      "TRANSACTION DOCUMENTS": This Agreement, the Certificate of Amendment, the Bill of Sale and the Aris Guaranty of even date herewith.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered as a sealed instrument as of the 18th of December, 2003.

                                 SELLER PARTIES:

                                 BP CLOTHING COMPANY, INC.



                                 By:
                                     -------------------------------------------
                                     Title:

                                 ADAMSON APPAREL, INC.


                                 By:
                                     -------------------------------------------
                                     Title:

                                 BUYER:

                                 BP CLOTHING LLC



                                 By:
                                     -------------------------------------------
                                     Title: